House of Taylor Jewelry Completes Equity Private Placement of $6.47 Million;

Company To Use Capital To Expand Sales, Marketing And Promote Brands

LOS ANGELES, CALIFORNIA--(BUSINESS WIRE)--Aug. 17, 2005-- House of Taylor Jewelry, Inc. (OTCBB: HJWL) today announced the closing of a private placement of its securities effective August 12, 2005. HJWL completed a private sale of 1,523,980 Units for aggregate gross proceeds of approximately $6,476,915 (the "Placement").

“We plan to utilize net proceeds primarily for marketing and brand-building,” explained Jack Abramov, chief executive officer of the Company. “These funds,” he added, ”allow us to expand design, manufacturing and distribution of multiple product categories across major price points for our Elizabeth Taylor and Kathy Ireland brands. We debuted House of Taylor Jewelry to the trades during the recent JCK Las Vegas show in June and the JA New York show in July.  We were very pleased to experience overwhelming positive responses from domestic and foreign retailers as well as major jewelry manufacturers and diamond companies wanting to participate and collaborate with us. We expect that these Placement proceeds will enable us to continue expanding domestic and worldwide distribution of our branded jewelry lines.”

Each Unit in the Placement consisted of one share of restricted Common Stock (a “Share” and, in the plural, “Shares”) and one Common Stock Purchase Warrant (a “Warrant”, and, in the plural, “Warrants”) at a price of $4.25 per Unit. The Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted Common Stock (a “Warrant Share” and, in the plural, “Warrant Shares”) for $7.00 per Warrant Share. The Company also has the right to redeem the Warrants for $0.10 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $11.00 per share for 20 consecutive trading days based upon the closing bid price for the Shares for each trading day (the “Redemption Right”), provided, however, that the Warrant Shares have been registered with the Securities and Exchange Commission and provided further that the Warrants may not be redeemed for 18 months. Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.10 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

The securities were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

The Company engaged Laidlaw & Company (UK) Ltd., as its exclusive agent for the Placement.

About House of Taylor Jewelry

House of Taylor Jewelry, Inc, is a Los Angeles based international jewelry company founded by principal shareholders that are beneficially owned by Dame Elizabeth Taylor, Kathy Ireland and members of the Abramov families. The Company designs, markets and sells branded jewelry lines under licenses granted by entities beneficially owned by Dame Elizabeth Taylor and Kathy Ireland Worldwide.

“Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the launch of a new business model, the impact of competitive jewelry lines, demand for branded  jewelry lines like those provided by the company and market acceptance risks, , fluctuations in operating results, cyclical market pressures on the wholesale and retail jewelry industry and other risks detailed from time to time in the company's filings with Securities and Exchange Commission. HJWL undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

The securities sold in this private placement have not been registered under the Securities Act of 1933 or qualified under any state securities laws and unless so registered or qualified may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. HJWL has agreed to file, and  cause a registration statement to become effective with, the Securities and Exchange Commission for the resale of the Shares and the Warrant Shares issued in the placement. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Contact:

     House of Taylor Jewelry, Inc.

     Aaron A. Grunfeld, (310)788-7577

     agrunfeld@rpab.com

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